EXHIBIT 99.1

                             HARMONY HOLDINGS, INC.
                            5501 Excelsior Boulevard
                          Minneapolis, Minnesota 55416
                            Telephone (612) 925-8840
                            Facsimile (612) 925-8845

NEWS
Contact: Christopher T. Dahl, Chief Executive Officer (612) 925-8840


         MINNEAPOLIS, Harmony Holdings, Inc. (Harmony; OTCBB: HAHO) announced that effective as of close of business on February 9, 1999, Harmony's shares of common stock have been removed from the Nasdaq SmallCap Market and are now being traded on the OTC Bulletin Board which is run and operated by Nasdaq. Harmony's trading symbol will remain the same.

         "This event is the result of the Company falling below the net tangible asset threshold required to remain listed on the Nasdaq SmallCap Market" said Christopher T. Dahl, Harmony's Chief Executive Officer and Chairman. "The operations of Harmony were greatly affected by the operating results of Harmony Pictures, Inc., one of the divisions of Harmony, which announced in November 1998 the cessation of and intention to shut down its business. Although results of Harmony Pictures affected our net tangible assets requirement for Nasdaq SmallCap Market, we believe the Company is much stronger today as a result of its closure. We also believe the Company is in an excellent position to grow the remaining divisions and build on their operating income. Children's Broadcasting Corporation, a 49.7% shareholder of the Company, has provided the financial support necessary to bring the Company back to a level of stability and growth. The Company is currently exploring its options as to whether it will appeal the decision or ask for a rehearing on this matter" said Christopher T. Dahl.

         Certain statements made in this press release constitute
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions and the risks and uncertainties described in the company's filings with the Securities and Exchange Commission.